EXHIBIT 99.1

SWIFT TRANSPORTATION CO., INC. ANNOUNCES
APPOINTMENTS OF CHIEF FINANCIAL OFFICER, GENERAL
COUNSEL AND ADDITIONAL BOARD MEMBER

Phoenix, AZ – March 28, 2005 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) announced today that it has appointed Glynis Bryan to the position of Executive Vice President and Chief Financial Officer and Samuel Cowley as Executive Vice President and General Counsel. In addition, Karen Rasmussen has been appointed as a member of the Board of Directors, increasing the total number of independent directors on Swift’s Board to seven.

Jerry Moyes, Chairman and Chief Executive Officer of Swift, stated “Glynis and Sam are two extremely talented and energetic individuals. Their addition to our senior management team will enable Swift to continue our mission of improving our financial results while maintaining our strong customer service levels. In addition, we are pleased that Karen has agreed to join our Board. Her significant experience in the transportation industry and independent thinking will be a welcome contribution to our Board.”

Ms. Bryan currently serves as Chief Financial Officer of APL Logistics Services and has over twenty years experience in the transportation industry including over 16 years with Ryder Systems, Inc. Ms. Bryan will assume her position with Swift in April 2005.

Mr. Cowley currently is a partner at the law firm of Snell & Wilmer and has practiced law for over 17 years with a concentration in securities regulation, including Sarbanes-Oxley Act compliance, corporate finance and mergers and acquisitions. Mr. Cowley will assume his position with Swift immediately.

Ms. Rasmussen is the President and Chief Executive Officer of the Arizona Trucking Association, a non-profit trade association that operates within Arizona. Ms. Rasmussen has represented the trucking industry for more than two decades on dozens of issues ranging from homeland security to safety to the environment.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Contact: Jerry Moyes or Bill Riley of Swift Transportation Co., Inc.
(602) 269-9700